Exhibit 99.1

FOR IMMEDIATE RELEASE: CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN PURCHASES PETER CREMER'S

SINGAPORE MANUFACTURING ASSETS

NORTHFIELD, Illinois, July 2, 2010 -- Stepan Company (NYSE: SCL) today announced it has acquired the manufacturing assets of Peter Cremer GmbH's 100,000 ton per year methyl ester plant located on Singapore's Jurong Island.

"Methyl esters are a core building block of Stepan's surfactant business and the acquisition of this asset on Singapore's Jurong Island provides a great opportunity to reach our global customer base with methyl esters and value added derivatives" stated F. Quinn Stepan Jr., President and CEO of Stepan Company. "Our plan is to install methyl ester fractionation capability on the site in order to supply our customers and our internal surfactant needs globally with fractionated methyl esters and derivatives made from tropical oils available in the region. The site acquisition and the further planned capital investments will firmly position Stepan for continued global growth leveraging our strong position in methyl esters."

Stepan intends to re-start production of the Jurong Island plant by the end of 2011 after adding fractionation capabilities to the plant's current production capabilities. Financial terms of the transaction were not disclosed.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan's website at http://www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.